Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-237779, 333-237940, 333-239352 and 333-249079 on Form S-3 and Registration Statement Nos. 333-189095, 333-202176, 333-225699, 333-236724, 333-237780, 333-237781 and 333-253929 on Form S-8 of our report dated February 14, 2023, relating to the consolidated financial statements of T-Mobile US, Inc. and the effectiveness of T-Mobile US, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.
/s/ Deloitte & Touche LLP
Seattle, Washington
February 14, 2023